Exhibit 99.8(i)(vi)

AMENDMENT TO THE FEE WAIVER AGREEMENT

(UBS Select Prime Preferred Fund, UBS Select Prime Series II Preferred Fund, UBS Select Government Preferred Fund, UBS Select Treasury Preferred Fund, UBS Prime Preferred Fund and UBS Tax-Free Preferred Fund)

UBS SERIES FUNDS

787 Seventh Avenue

New York, New York 10019

THIS AMENDMENT is made and effective as of January 22, 2024 between UBS SERIES FUNDS, a Delaware statutory trust (“Company”), on behalf of each of the above-named series, severally and not jointly, and UBS ASSET MANAGEMENT (AMERICAS) INC. (“UBS AM”), a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

WHEREAS, the Company and UBS AM have entered into a Fee Waiver Agreement dated as of August 17, 2023 (the “Agreement”); and

WHEREAS, Section 5 of the Agreement permits amendments to the Agreement as signed in writing by the parties to the Agreement; and

WHEREAS, UBS AM proposed an adjustment that would extend the administrative fee waiver set forth in the Agreement with respect to UBS Select Prime Preferred Fund and UBS Select Prime Series II Preferred Fund (collectively, the “Prime Funds”) until the later of August 31, 2025 or the date on which a Prime Fund’s prospectus is updated to reflect superseding waiver arrangements, if any, or the termination thereof; and

WHEREAS, the Company’s Board of Trustees approved (or is expected to ratify) such extension of the administrative fee waiver for the Prime Funds;

NOW THEREFORE, Section 3 of the Agreement is hereby amended and restated as follows to reflect the extension of the administrative fee waiver in place with respect to the Prime Funds effective as of the date of this Amendment with all other terms of the Agreement remaining the same:

3. You further agree that you will continue the administrative fee waiver under Paragraph 2 above (i) with respect to UBS Select Government Preferred Fund, UBS Select Treasury Preferred Fund, UBS Prime Preferred Fund and UBS Tax-Free Preferred Fund only, until the later of August 31, 2024, and (ii) with respect to UBS Select Prime Preferred Fund and UBS Select Prime Series II Preferred Fund only, until the later of August 31, 2025, or the date on which a Fund’s prospectus is updated to reflect superseding waiver arrangements, if any, or the termination thereof.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

UBS SERIES FUNDS, ON BEHALF OF UBS SELECT PRIME PREFERRED FUND, UBS SELECT PRIME SERIES II PREFERRED FUND, UBS SELECT GOVERNMENT PREFERRED FUND, UBS SELECT TREASURY PREFERRED FUND, UBS PRIME PREFERRED FUND AND UBS TAX-FREE PREFERRED FUND, SEVERALLY AND NOT JOINTLY

By:	/s/ Keith A. Weller	By:	/s/ Eric Sanders
Name:	Keith A. Weller	Name:	Eric Sanders
Title:	Vice President & Secretary	Title:	Vice President & Assistant Secretary

The foregoing Amendment is hereby accepted as of January 22, 2024

UBS ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ Joanne M. Kilkeary	By:	/s/ Rose Ann Bubloski
Name:	Joanne M. Kilkeary	Name:	Rose Ann Bubloski
Title:	Executive Director	Title:	Director